Exhibit 99.(e)(3)

ANNEXURE B

GOLD FIELDS GUERNSEY LIMITED

14 New Street, St Peter Port, Guernsey, Channel Islands

Tel. (+27-11) 644-2400 Fax. (+27-11) 484-0644 Telex : 4191412

20 August 2004

Mr N J Holland
Chief Financial Officer
Gold Fields Limited
24 St Andrews Road
PARKTOWN
2193

Dear Mr Holland

EMPLOYMENT CONTRACT

This letter serves to confirm your employment with Gold Fields Guernsey Limited (the Company) as previously agreed and replaces the letter dated 27 June 2002:

POSITION TITLE DATE OF ENGAGEMENT NOTICE PERIOD	: Director : 1 July 2002 : Six months

DUTIES UNDER THIS CONTRACT

You will be required to provide services as Director to the Company, as well as to the international subsidiaries of Gold Fields Limited (“Gold Fields”) including but not limited to, Gold Fields Australia, Gold Fields Ghana, Gold Fields Exploration and the Arctic Platinum Project, as required by the Chairman of the Board of Gold Fields Limited from time to time.

Directors: I D Cockerill, N J Holland, SR Henning, CJ Nelsen, A J Taberner

REMUNERATION

You will be remunerated for your services on a monthly basis. Payments will be made at the end of each month to your nominated bank account(s), subject to the deduction of South African PAYE tax. You will be liable for any taxes imposed on the abovementioned remuneration.

The amount of remuneration effective 1 March 2004 shall be US$77 450 and effective 1 July 2004 shall be US$86 750 per annum. Such remuneration shall be reviewed annually for possible adjustment with effect from 1 January each year.

In addition to the above, you will be eligible to earn an annual incentive equal to 50% of the above base amount upon achievement of targets agreed annually between yourself and the Board. A lesser amount will be paid if targets are partially met, in terms of the target agreement. An additional incentive of up to 50% of the above base amount may be paid by the Board in its sole discretion if targets are exceeded.

No other benefits shall be payable in terms of this contract, save for reasonable reimbursable expenditure required to enable you to perform your functions in terms of this contract (first class flights, accommodation, etc.).

OTHER CONDITIONS

All conditions relating to your employment with GFL Mining Services Limited and contained in an agreement signed in August 2004 shall apply to your employment by the Company, mutatis mutandis, save that the conditions relating to any benefits shall be governed by this agreement.

It is specifically recorded that, in the event of a change in control of Gold Fields Limited, the provisions of clause 9 of the agreement entered into between you and GFL Mining Services Ltd will apply, mutatis mutandis, in respect of the remuneration paid to you in terms of this letter.

GOVERNING LAW

This agreement shall be deemed to have been entered into, and will, together with the Company’s rules, conditions, regulations and practices be interpreted and governed in accordance with the laws of South Africa.

DOMICILIUM CITANDI ET EXECUTANDI

Each party chooses the address set out opposite its name below as its domicilium citandi et executandi at which all notices, legal processes and other communications must be delivered for the purpose of this agreement.

GF GUERNSEY	24 St Andrews Road PARKTOWN 2193

Telephone (011) 644-2535
Telefax (011) 484-0633

N J HOLLAND	9 Southbend Avenue NORTHCLIFF 2195

Telephone (011) 644-2502 (011) 478-1547 Telefax (011) 484-0590 (011) 478-1547

Any notice or communication required or committed to be given in terms of this agreement shall be valid and effective only if in writing, but it shall be competent to give notice by telefax.

Any party may by written notice to the other party change its chosen address to another physical address and/or its chosen telefax number to another telefax number, provided that the change shall become effective on the fourteenth day after receipt of the notice by the addressee.

Any notice to a party contained in a correctly addressed envelope and sent by prepaid registered post to it at its chosen address or delivered by hand to a responsible person during ordinary business hours at its chosen address, shall be deemed to have been received, in the case of the former, on the seventh business day after posting (unless the contrary is proved), and, in the case of the latter, on the day of delivery.

Any notice by telefax to a party at its telefax number shall be deemed, unless the contrary is proved, to have been received within 3 hours of transmission where it is transmitted during normal business hours or within 3 hours of the opening of business on the first business day after it is transmitted, where it is transmitted outside of those business hours.

ACCEPTANCE

Please confirm your agreement to the terms and conditions of this Employment Contract by signing the last page, and initialing all other pages of the attached copy of this letter and returning it to me.

Yours sincerely

I D COCKERILL
CHAIRMAN

ACCEPTANCE : I hereby accept this Employment Contract on the conditions and terms as set out above.

SIGNATURE	DATE